UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 16, 2001
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.

The following is Caterpillar Inc.'s prepared statements from the results webcast held on October 16, 2001. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

Opening Remarks
 Good morning and welcome to Caterpillar's Third Quarter 2001 results conference call. I'm Jim Anderson, Director of Investor Relations. With me is Lynn McPheeters, Vice President and Chief Financial Officer. Also with me today is Sid Banwart, Vice President and Chief Information Officer. Sid will provide a brief overview of some of the major systems initiatives we have underway, as well as the status of 6 Sigma efforts. We will address your questions during the Q&A portion of today's call.

This morning because of Sid's participation, I'll limit my comments so we'll still have 35 to 40 minutes for questions. Certain information we will be discussing is forward looking and involves uncertainties that could impact expected results. A discussion of those uncertainties is in a form 8-K filed with the Securities & Exchange Commission today.

Before I start with the results I want to make a brief comment on the announcement last week regarding officer changes at Cat. We had 5 officers who elected to retire after working for anywhere from 35 to 46 years at Cat. These were all normal retirements - it's just that we had several of them announced at the same time. The only one I want to specifically mention is the retirement of Jerry Flaherty, one of our Group Presidents. Jim Owens, another Group President, will replace Jerry. Doug Oberhelman, currently Vice President of the Engine Products Division, is being promoted to Group President to take over Jim Owens' current responsibilities.

Now, let's move to the results for the quarter.

As you know, this morning we reported third-quarter sales and revenues of $5.06 billion and profit per share of 59 cents.

Sales and revenues were up $277 million from third quarter 2000, due to a 6% increase in sales volume for Machinery and Engines and a 9% increase in revenues of the Financial Products Division.

Profit was down 5% from a year ago. However, third-quarter 2000 profit was favorably impacted by a nonrecurring $39 million tax adjustment at Caterpillar Brasil. Excluding this adjustment, profit increased by $28 million due to the higher sales volume, which was partly offset by manufacturing inefficiencies and higher SG&A expenses.

 Price realization for the quarter was about flat.

As a matter of interest, currency had a favorable impact on profit per share of 4 cents for the quarter compared to the third quarter of last year. This includes the net effect of currency on sales and costs and the currency translation and hedging losses reported in Other Income & Expense. The largest favorable impact was from lower hedging losses on the British pound.

The SG&A expense increase was related to special projects for future growth and to improve our long-term cost structure. 6 Sigma and other project expenses for growth and cost reduction, as well as increases from acquisitions, accounted for most of the SG&A increase.

Now, I'll provide some comments on North American rental fleets and used equipment, as well as global rental stores.

 North American dedicated rental fleet utilization on a twelve-month rolling basis is continuing to run at a strong rate -- about 64% -- which is slightly higher than a year ago.

Rental rates for the rolling twelve months through September have decreased slightly compared to a year ago, as national rental firms continue to actively compete for additional business by reducing rates.

Overall, units in dedicated dealer rental fleets are up about 7% from a year ago. Dedicated dealer rental fleets consist of Rent-to-Rent units and Cat Rental Stores.

Rent-to-Rent units, which currently make up about 61% of the units in dealer rental fleets are down about 1% from a year ago and generally include the medium- and large-sized units that are rented for longer time periods.

The Cat Rental Stores, which generally rent smaller machines, currently have about 39% of the rental units in dealer fleets. These fleets continue to grow rapidly and are up 21% from a year ago.

North American dealers added 15 Rental Stores in the third quarter, for a total of 335 stores.

In the Europe/Africa/Middle East region, dealers had 680 rental outlets, 149 of which were converted to the Cat Rental Store identity at quarter-end. In Latin America, we had 76 stores and 8 in Asia/Pacific. On a worldwide basis, Cat dealers had eleven hundred rental outlets at the end of the quarter. In addition, Cat dealers have about 1,850 branches around the world.

At year-end 2001, we are expecting about 350 stores with the Cat Rental Store identity in North America and about 250 stores in the rest of the world. Additionally, there will be about 530 other rental outlets in the EAME region.

North American used equipment prices are still fairly strong, but did decrease about 10% overall for the second quarter compared to last year's second quarter. This used equipment reporting lags one quarter from the current quarter. The price decrease was primarily attributable to the downsizing of fleets by the national rental companies.

Normally, I'd give an update on our engine business, but because of Sid's additional comments I'm just going to comment briefly on our electric power business, which has changed somewhat since the second quarter.

We've had six consecutive years of growth in our electric power business at a rate in excess of 20% and we continue to have growth in 2001. However, because of continuing weakness in the technology sector, stabilization of rates and availability on the West Coast of the U.S., and a cooler than expected summer in North America, the growth this year will be considerably less than 20%. But, our long-term annual growth rate of 20% through mid-decade has not changed. Current interest and quote activity for electric power is at its highest level ever, but because of the slowing economy customers are taking more of a wait and see attitude before placing orders.

Now, for the Outlook…. Although the outlook for sales and revenues continues to be about flat for 2001, there is more uncertainty for the fourth quarter than considered in previous outlooks. Due to the economic uncertainty, our current estimate is that fourth quarter 2001 sales and revenues will be down slightly compared with fourth quarter 2000, resulting in full-year profit projected to be down 10 to 15%. Our preliminary 2002 outlook is for worldwide industry sales to be flat to up slightly compared with 2001 and for company sales and revenues to perform at least as well. Full details of the outlook are contained in the company's press release issued today.

Now I'll review dealer retail machine numbers and reciprocating and turbine engine sales to users and OEM's. Please remember that all comparisons are based on constant dollars.

Retail Sales of Machines for the 3 months ended September 2001 compared with the same 3 months of 2000 were as follows:

Asia/Pacific	EAME	Latin America	Subtotal	North America	World
UP 2-7%	UP 16-24%	DN 8-15%	UP 8-15%	UP 2-7%	UP 2-7%

For the July through September, three-month rolling period, total Reciprocating and Turbine Engine Sales to Users and OEM's were as follows:

Electric Power	Industrial Engines	Marine Engines	Truck Engines	Oil & Gas	Total
UP 8-15%	DN 8-15%	UP 8-15%	DN 16-24%	UP More Than 24%	UP 2-7%

Now, let's turn to Dealer Machine Inventories. First, sequentially, comparing September with August 2001.

Asia/Pacific	EAME	Latin America	Subtotal	North America	World
UP 2-7%	UP 2-7%	UP 8-15%	UP 2-7%	DN 2-7%	FLAT

Next, year over year, comparing September 2001 with September 2000.

Asia/Pacific	EAME	Latin America	Subtotal	North America	World
DN 8-15%	DN 2-7%	UP 2-7%	DN 2-7%	DN 2-7%	DN 2-7%

Dealer inventories of new machines are expected to be down for the year on a worldwide basis in the range of $300 million. North American dealer new machine inventories decreased about $200 million during the quarter. Last year's third quarter decrease was about $225 million. Outside North America, dealer new machine inventories increased about $25 million in the third quarter compared with an increase of about $75 million in third quarter 2000. At the end of the third quarter dealer inventories of new machines were up about $100 million from year-end, all in North America. This increase from year-end is a normal seasonal pattern as dealers anticipated the selling season through the first half of the year and then began to reduce inventories in the second half.

Asia/Pacific dealer new machine inventories are at 2.4 months of sales, which is down from 3.4 months a year ago.

Europe/Africa/Middle East dealers are at 2.8 months of sales, down from 3.2 months a year ago.

Dealer new machine inventories in Latin America are at 2.8 months of sales, down from 3.8 months.

Dealer new machine inventories for the subtotal of these three regions outside North America are at 2.7 months of sales, which is down from 3.3 months a year ago.

North American dealer machine inventories are at 3.0 months of sales, down from 3.4 months.

Overall, on a worldwide basis, dealer machine inventories are at 2.9 months of sales, down from 3.5 months a year ago.

The retail statistics for September are also available on voice mail through November 15. These retail statistics are updated each month about mid-month and can be accessed by calling (309) 675-8000.

Now, Sid Banwart, Vice President and Chief Information Officer, will provide a brief overview of some of the major systems initiatives we have underway, as well as the status of 6 Sigma efforts.

By now you're probably all very familiar with Caterpillar's sales growth and cost reduction objectives.

  We intend to become a $30 billion company by 2006.
  And we expect to reduce costs by more than $1 billion over the next few years.

In order to grow to the $30 billion mark - and cut costs at the same time - our people must use highly efficient business processes. They must also have access to next-generation systems that will lock in those processes. That's why our company is making significant investments in processes and systems. Today I'll give you a brief update on four of those investments.

The first is 6 Sigma. 6 Sigma, as you know, is a very rigorous and highly analytical methodology that focuses on creating a fact-based, data-driven culture that transforms how we make decisions every day … and grows our results. Earlier this year, we launched 6 Sigma simultaneously at all business units around the world. Training began at the top of the organization and has continued throughout the enterprise. More than 1,100 top managers have received 6 Sigma training … and thousands of other employees around the world have also been trained in the fundamentals. In addition, 725 key people have received very focused and intensive Black Belt training and are now leading project teams. Today, we have 900 projects either completed or in process with many more planned for next year.

We're accruing benefits rapidly, and we expect to more than recover the investment we've made in 6 Sigma ($30 million). We've been told by the experts that Caterpillar is the new benchmark for 6 Sigma deployment excellence. We're the only company that has, in the course of just one year, deployed 6 Sigma globally in all business units and earned enough in benefits to finance deployment. We're pleased with what we've accomplished so far and have high expectations for the coming year.

The second investment I want to report on is the launch of a new global system for human resource management. Every year we spend more than $80 million for HR staff people around the world. We're committed to bring that cost down substantially - and at the same time raise the quality of HR services we provide to the organization as well as to employees. But it will require a significant investment in improved processes and systems.

We have a long history of internally developing our HR systems. As a result, we've reached the stage where we have more than 240 different HR systems worldwide … from major systems that track U.S. employee data … to spreadsheets used at a single facility. These systems are - for the most part - aging, inefficient and redundant. By year-end 2002 we will retire 37 of these systems, and by the end of 2003 we will retire another 200. We are replacing these systems with a global, integrated PeopleSoft system.

The rollout is already underway in Geneva. We'll go "live" in the U.K. next month, then in the U.S. in December. Facilities comprising 80% of our worldwide employment will adopt PeopleSoft during the next two years.

We'll spend more than $50 million on this system - 40% of that this year. Benefits will be realized in 2002 and beyond.

The end result will be fewer employees dedicated to HR administrative and I/S support work - with the resulting large cost savings. And, ultimately, our HR and I/S resources will be focused on more strategic Human Resource issues.

That's the HR investment. Now let's shift gears and talk about new developments in e-business. Last fall, we struck an agreement with i2 Technologies for access to their Trade Matrix suite of software products. Trade Matrix offers three suites of software solutions - we've talked about supply chain management and customer relationship management. The next chapter is supplier relationship management.

Last month we announced the next step in our alliance with i2. Together with IBM we're offering Cat suppliers a hardware/software solution that's similar to Trade Matrix, but scaled to the size of a supplier's operation. This initiative, called Value Chain Accelerator, will greatly improve communication between Cat and our global supplier network … and allow better inventory management and cost control across the entire supply chain.

The final systems investment I want to talk about today is the redesign of Caterpillar's Dealer Business System, DBS. As many of you know, DBS provides a software solution for managing every phase of the dealer's business. Early last year, we concluded that our existing system - though it was considered the best in our industry - would not support our future growth objectives. We knew that as we moved toward our $30 billion target, our dealers would have to double the number of customers they were serving and quadruple the number of transactions they were completing (over the base year 1997). Without new processes and systems, they would not be able to handle that volume of business.

As we looked at redesigning DBS, we made the strategic decision to exit the software development business and focus our available resources on integrating best-fit third-party software … and then deploying it rapidly throughout the worldwide dealer organization.

We partnered with some of the world's leading information technology consultants and software developers to design what's now known as DBSi. The reasons we did this are for process consistency … and for cost leverage across the extended value chain.

DBSi features a software "spine" that links our Web-based Dealer StoreFront with a variety of systems … including a new Business Warehouse that enhances our strategic marketing capabilities, as well as modules for the rental services business, engine project management, customer relationship management and more. System users and software developers are working side by side, creating a robust and reliable product - very quickly and cost effectively.

DBSi has been running at a pilot dealer for about 10 months - and the project is going exceptionally well. Nearly all key elements of the system are on track to be completed one year ahead of schedule and within budget. A second pilot is scheduled to begin in January at our dealership in Argentina, with other early adopters also scheduled in early 2002. We will begin rolling out DBSi more broadly, with general availability in the second quarter of 2002. We'll also proceed with development of the service operations module for DBSi, which will streamline the service side of a dealer's business and help Cat and the dealer organization grow parts and service revenue. Our goal is to have 135 dealers using DBSi by the end of 2004.

We've spent nearly $200 million on DBSi to date - about $90 million so far this year (approximately $75 million capitalized) - but will recover the entire investment with increased fees to dealers.

OK - I've covered a lot of ground fairly quickly today, so let me recap briefly. Caterpillar has outlined some extremely ambitious sales growth and cost reduction objectives. We recognize that to achieve those objectives, we must invest now … in both process improvement and new global systems that will lock in our high-efficiency processes. We're doing that and the payback is starting and will accelerate quickly in the future. I'll be happy to respond to questions during the Q&A portion of the call.

Now, I'll turn it back over to Jim.

Before I move to the Q&A, I want to mention that Cat has been named to the Dow Jones Sustainability World Index based on a comprehensive assessment of the three dimensions of sustainable development - - economic, environmental and social performance. Of the 2,500 largest companies in the Dow Jones Global Index, only 312 companies from 26 countries have qualified for the Sustainability World Index.

Q&A
 OK, now it's time to move to the Q&A portion of the call. In the interest of time and fairness to others, as always, please limit yourself to one question and one follow up. First question please...

Closing
 It's been a pleasure sharing Caterpillar's results with all of you this morning. If you didn't get your questions asked today, please call me. Thanks for your interest in Caterpillar. Goodbye.

SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained in our Third Quarter 2001 Financial Release and related prepared statements from the results webcast are forward looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the Company and the markets it serves.

World Economic Factors
 Our current outlook calls for a significant slowdown in growth in the U.S. economy in 2001. As a consequence of the September 11th terrorist attack on the United States, the growth recovery in the U.S. is expected to be delayed by one or two quarters. Our outlook assumes that the events of September 11th and the resulting impact on the economy were a one-time event and that there will be no further events of this magnitude. If, however, there are other significant economic shocks or sequence of shocks, there could be a more protracted negative impact on consumer spending and housing starts, which would negatively impact Company results.

U.S. growth is expected to pick up momentum in the first quarter of 2002 leading to a full recovery by the middle of 2002. Should recent interest rate and tax reductions fail to stimulate the U.S. economy as expected, leading to an extended recession, then sales of machines and engines would decline more sharply than expected in the final quarter of this year and would be negatively impacted in 2002 as well. The outlook also projects that economic growth is expected to improve in Asia Pacific, Europe, Africa & Middle East and Latin America. If, for any reason, these projected growth rates do not improve, sales would likely be lower than anticipated in the affected region. Recent economic weakness in Japan is leading to lower than expected growth in the Asia Pacific region, particularly Southeast Asia. In general, renewed currency speculation, significant declines in the stock markets, further oil or energy price increases, political disruptions or higher interest rates could result in weaker than anticipated economic growth and worldwide sales of both machines and engines could be lower than expected as a result. Economic recovery could also be delayed or weakened by growing budget or current account deficits or inappropriate government policies.

In particular, our outlook assumes that Europe, the United Kingdom and Canada implements and commits to economic stimulus measures and that the Japanese government remains committed to stimulating their economic recovery with appropriate monetary and fiscal policies. In the first three quarters of 2001, however, the Japanese economy has shown surprising weakness, and this is having an impact on the outlook for the Asia Pacific region for full year 2001 and for 2002. The outlook also assumes that the Brazilian government follows through with promised fiscal and structural reforms; and that the finance minister in Argentina successfully restores investor confidence in government policies. A reversal or setback by any of these governments could result in greater economic and financial uncertainty and a weaker economy. Our outlook also assumes that currency and stock markets remain relatively stable, and that world oil prices move down. If currency markets experienced a significant increase in volatility, and/or stock markets do not recover, uncertainty would increase, both of which would probably result in slower economic growth and lower sales. In addition, an eruption of political violence in the Middle East could lead to oil supply disruptions and resumed upward pressure on oil prices. In this case inflation pressures would move up again and interest rates would be higher than currently projected, leading to slower world economic growth and lower Company sales.

The Russian economy has improved, but political and economic uncertainty remains high and an unexpected deterioration could impact worldwide stock or currency markets, which in turn could weaken Company sales.

Commodity Prices
 The outlook for our sales also depends on commodity prices. Our outlook for moderate worldwide economic growth in 2001 suggested that industrial metals prices would be about flat on average in 2001. Recent declines in industrial production in Europe and Japan have exacerbated the depth and duration of the expected slowdown, and industrial metal prices are expected to experience additional downward pressure in the second half of 2001. As a result, machine sales to the industrial metals area could come under downward pressure in the final quarter of 2001 through the first half of 2002. Oil prices are expected to decline from an average of about $30 to $32 a barrel in 2000 to an average of $25 to $30 a barrel in 2001 and $22 to $26 a barrel in 2002. Agricultural prices are projected to be up slightly in 2001 and 2002. Based on this forecast, equipment sales into sectors that are sensitive to crude oil prices are expected to be up in 2001. Industry sales to the agriculture equipment sector are expected to be up slightly in 2001 and 2002.

Extended weakness in world economic growth could lead to sharp declines in commodity prices and lower than expected sales to industrial metals and agriculture sectors.

Monetary and Fiscal Policies
 For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and, accordingly, demand for a product. In the United States, the Federal Reserve moved aggressively to reduce interest rates in 2001. This action, together with federal tax cuts is expected to stimulate a full recovery in U.S. growth in 2002. On the other hand, the European Central Bank has not yet lowered interest rates aggressively in response to slower economic growth and a weak agriculture sector in 2001, and machine and engine demand in Europe is likely to be lower than expected in 2001 and 2002.

In general, higher than expected interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand. The current outlook is for lower U.S. growth in 2001, with GDP flat to down slightly in the second half of 2001. Recovery is expected to begin in the first half of 2002. If, for whatever reason, the U.S. were to enter an extended recession through the first half of 2002, then demand for Company products could fall in the U.S. and Canada and would also be lower throughout the rest of the world.

Political Factors
 Political factors in the U.S. and abroad have a major impact on global companies. The U.S. Congress recently enacted a tax cut to be effective in the third and fourth quarters of 2001 and in 2002. However, renewed political uncertainty in Japan is contributing to a decline in business confidence, asset values and capital investment in Japan. The Company is one of the largest U.S. exporters as a percentage of sales. International trade and fiscal policies implemented in the U.S. this year could impact the Company's ability to expand its business abroad. U.S. foreign relations with certain countries and any related restrictions imposed could also have a significant impact on foreign sales. There are a number of significant expected political developments in Latin America, Asia, and Europe, Africa and the Middle East which are expected to take place in the final quarter of 2001 and 2002 that could affect U.S. trade policies and/or de-stabilize local market conditions leading to lower Company sales.

Currency Fluctuations
 Currency fluctuations are also an unknown for global companies. The Company has facilities in major sales areas throughout the world and significant costs and revenues in most major currencies. This diversification greatly reduces the overall impact of currency movements on results. However, if the U.S. dollar strengthens against foreign currencies, the conversion of net non-U.S. dollar proceeds to U.S. dollars would somewhat adversely impact the Company's results. Further, since the Company's largest manufacturing presence is in the U.S., a sustained overvalued dollar could have an unfavorable impact on our global competitiveness.

Dealer Practices
 A majority of the Company's sales are made through its independent dealer distribution network. Dealer practices, such as changes in inventory levels for both new and rental equipment, are not within the Company's control (primarily because these practices depend upon the dealer's assessment of anticipated sales and the appropriate level of inventory) and may have a significant positive or negative impact on our results. In particular, the outlook assumes that inventory to sales ratios will be somewhat lower at the end of 2001 than at the end of 2000. If dealers reduce inventory levels more than anticipated, Company sales will be adversely impacted.

Other Factors
 The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the Company's results. Our products are an integral component of these activities and as these activities increase or decrease in the U.S. or abroad, demand for our products may be significantly impacted. In 1999, the six-year Federal highway bill did not boost U.S. sales as much as anticipated due to delays in getting major capital projects for highways underway. In 2000, there was a material increase in the volume of highway construction contracts, which had a positive impact on sales of certain types of equipment, and the company expects a similar positive impact of higher highway construction activity on machine sales in 2001. If funding for highway and airport construction in 2001 is delayed, or is concentrated on bridge repair, sales could be negatively impacted. We are projecting further increases in highway/airport public spending in 2002. If these spending plans are reduced by Federal and/or state governments, machine sales would be lower than current projections.

Pursuant to a Consent Decree Caterpillar entered into with the United States Environmental Protection Agency ("EPA"), the Company is required to meet certain emission standards by October 2002. The Consent Decree provides, however, for the possibility that diesel engine manufacturers may not be able to meet these standards exactly on that date, and allows companies to continue selling non-compliant engines if they pay non-conformance penalties on those engines. However, EPA is currently in the process of setting new levels for these non-conformance penalties. Our outlook assumes that complying with the Consent Decree will not materially impact our results. If, however, Caterpillar must pay non-conformance penalties and EPA imposes penalty levels higher than anticipated, our sales revenues could be negatively impacted.

Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or materials costs, and/or higher than expected financing costs due to unforeseen changes in central bank interest rate policies. Cost savings could also be negatively impacted by unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions where the alliances conduct their operations.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales.

The Company operates in a highly competitive environment and our outlook depends on a forecast of the Company's share of industry sales. A reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

The environment also remains very competitive from a pricing standpoint. Additional price discounting would result in lower than anticipated price realization.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion but are noted to further emphasize the myriad of contingencies that may cause the Company's actual results to differ from those currently anticipated.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

	By:	/s/ R. Rennie Atterbury III
October 16, 2001		R. Rennie Atterbury III Vice President